Exhibit 99.1


NEWS RELEASE
                                                                CONTACT
                                                        David E. Bosher
                                              vice President & Treasurer
                                                          (804) 287-5685


                   CADMUS COMMUNICATIONS CORPORATION ANNOUNCES
                              FIRST QUARTER RESULTS


RICHMOND, VA, October 23, 1996 -- Cadmus Communications Corporation (NASDAQ NMS:
CDMS) today reported net income of $1.7 million, or $.21 per share, for its first quarter ended September 30, 1996. Excluding a gain resulting from a restructuring of the Company's publishing operations, net income was $1.5 million, or $.19 per share. Net income for the same quarter of fiscal 1996 amounted to $1.5 million, or $.24 per share. There were 8,024,000 average outstanding shares for the first quarter of fiscal 1997, compared to 6,326,000 average outstanding shares for the same period of last year.

Sales for the first quarter of fiscal 1997 were $93.9 million, up 26% from sales of $74.7 million recorded in the first quarter of fiscal 1996. This increase was primarily attributable to acquisitions and internal growth from the Company's Periodicals and Graphic Communications groups. Periodicals Group sales increased 40% due to the inclusion of Lancaster Information Group, acquired in May 1996, and continued internal growth in journal services, which offset a 16% decline in magazine sales. Graphic Communications Group sales rose 20% due to the inclusion of The Software Factory, acquired in the second quarter of fiscal 1996, and continued strong growth in the Company's specialty packaging, financial communications, and promotional printing product lines. Marketing Group sales declined 6% in the first quarter. Adjusted for the acquisition of a direct marketing agency in the second quarter of fiscal 1996, marketing sales declined by 16%. Direct marketing and catalogs sales declined 19% and 22%, respectively, more than offsetting increased sales from the custom publishing and interactive product lines.

Gross margins declined to 22.6% of sales in the first quarter of fiscal 1997 from 23.9% for the same period last year due to lower sales in the Marketing Group, a decline in point-of-purchase revenues, and inefficiencies at certain manufacturing facilities. Partially offsetting these factors were gross margin improvements in the Company's journal services product line and the successful integration of Lancaster during the quarter.


                                     -more-

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First quarter pretax income was positively affected by $250,000, or $.02 per share, resulting from a restructuring of the Company's publishing operations. The restructuring gain included income of $650,000 related to the sale of its consumer publishing business, which was offset by charges of $400,000 related to the restructuring and repositioning of custom publishing into the Company's Marketing Group.

Operating income rose 36% in the first quarter to $5.4 million and improved as a percent of sales to 5.7% from 5.3% last year. Adjusted for the publishing restructuring gain, operating income increased 29% and margins were 5.4% of sales.

C. Stephenson Gillispie, Jr., president and chief executive officer, stated, "We are encouraged by our performance this quarter which represents an important step in the continued recovery of Cadmus operating results. Most of the Cadmus product lines performed well in the first quarter. Lancaster has been effectively integrated and its performance has met our expectations. In addition, we are pleased with the performance of our journal services, financial communications, specialty packaging, and promotional printing product lines. However, we continue to experience softness in our marketing and point-of-purchase businesses. These areas will receive additional attention during the second quarter as their recovery is critical to achieving our financial targets for the remainder of fiscal 1997."

Cadmus Communications Corporation is an integrated communications company offering products and services in three broad areas: periodicals, graphic communications, and marketing. Headquartered in Richmond, Virginia, Cadmus is one of the largest graphic communications companies in North America.


         --------------------------------------------------------------


"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995:

Information in this release relating to Cadmus' future prospects and performance are "forward-looking statements" and, as such, are subject to certain risks and uncertainties that could cause actual results to differ materially. Potential risks and uncertainties include but are not limited to: (1) continuing competitive pricing in the markets in which the Company competes, (2) the gain or loss of significant customers or the decrease in demand from existing customers, (3) the timing of significant orders received from customers, (4) seasonal changes in the demand for the Company's products, (5) changes in the Company's product sales mix, and (6) continued success in the integration of recently acquired businesses.




                     **(See attached financial highlights)**

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               CADMUS COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)
                                   (Unaudited)

                                                Three Months Ended
                                                    September  30,
                                              -------------------------
                                                1996          1995
                                              --------      --------

      Net sales                                $93,922      $74,673
                                                ------      ------

      Operating expenses:
         Cost of sales                          72,707       56,803
         Selling and administrative             16,101       13,918
         Restructuring gain                       (250)        --
                                                --------    --------
                                                88,558       70,721
                                                --------    --------
      Operating income                           5,364        3,952

      Interest and other expenses:
         Interest                                2,076        1,422
         Other, net                                511           57
                                                 -------   ---------
                                                 2,587        1,479
                                                 -------   ----------
      Income before income taxes                 2,777        2,473

      Income taxes                               1,083          957
                                                --------     -------
      Net income                               $ 1,694      $ 1,516
                                                =======      =======
      Net income per share                     $   .21      $   .24
                                                =======      =======

      Weighted average common shares
        outstanding                               8,024        6,326
                                                =======       ======